Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of the 3th day of June 2014, by and between

Seller

Lori Willis

The Company;

Second Cycle Recycling,

1233 West Jackson Street,

Kokomo, IN 46901

and the

Buyer

Kleangas Energy Technologies, Inc.

3001 N. Rocky Point Rd. Suite 200

Tampa, FL 33771

Whereas, the Seller desires to sell, and Buyer desires to acquire, all of the stock of Second Cycle Recycling as herein described, on the terms and conditions hereinafter set forth;

Now, Therefore, It Is agreed between the parties as follows:

1.	Purchase and Sale of Stock. Buyer hereby agrees to acquire from the Seller, and the Seller hereby agrees to sell to Buyer 100 percent of the SCR stock.
1.1	Purchase price $300,000. Method of payment $100,000 worth of stock which is equal to 25,000,000 shares of rule 144 common stock of Kleangas Energy Technologies, Inc. (KET). $200,000 in cash, as per the following:
a.	$5K immediate distribution to Lori Willis ($195K balance on cash portion of purchase)
b.	$2K per week distribution to Lori Willis (Cash purchase balance would be reduced by the $2K each week). When the new facility is generating sufficient revenue the balance would be fully paid or payments accelerated.
c.	$500 per week toward the start-up expenses and incurred weekly expenses. The final balance will be established the day of closing. Current expenses will be first covered by the $500. Any funds beyond current expenses will be applied toward balance of start-up expenses. When the new facility is generating sufficient revenue the balance would be fully paid or payments accelerated.
d.	The Company will pay all applicable expense.
1.2	Future investment KET will invest $500,000 worth of equity and equipment over the next 12 months to expand SCR’s operations.
1.3	Included in the purchase price, all the assets, held by SCR, along with their custom base.
1.4	Employment contract and non-compete Don and Lori Willis agree to a non-compete for a minimum of 2 years. Don and Lori Willis agree to an employment agreements with bonuses and KET stock options with SCR as soon as the company achieves profitability
2.	The closing hereunder, will occur on or before June 30, 2014 when $5,000 is released to seller and along with the 25,000,000 shares of rule 144 common stock of Kleangas Energy Technologies, Inc. (KET) in exchange for 100% of all the issued and outstanding, treasury stock held by the Seller. Also:
2.1	SCR will open a new bank account, for the officers of SCR and Kleangas to pay bills out of that account.
2.2	The Company will maintain its current ADP payroll account.

2.3	Responsible party will be changed on the insurance policies, equipment lease, alarm company, utilities, etc.
2.4	Blank
2.5	Salary will be paid when SCR start generating sales from the new facility.
2.6	Interim pay will be determined.
2.7	There will be a debit or credit card issued to handle operating incidentals or paid when an expense report is submitted
3.	The following will be delivered at or prior to closing:
Exhibit	A list of equipment including rolling stock with encumbrances listed if any.
Exhibit	B list of accounts payable and receivable
Exhibit	C copies of any lease agreement, insurance policies, contracts or any other agreements
Exhibit	D any business licenses and or environmental certificates
Exhibit	E any Trade Marks etcetera
Exhibit	F copies of state and federal taxes that were filed and confirmation that all the taxes are current
Exhibit	G a list of Second Cycle domains and client lists
Exhibit	H certificate of good standing with the state of incorporation for SCR
Exhibit	I list of employees and/or independent contractors that work for SCR
Exhibit	J Copy of S-4 filed with the Internal Revenue Service
Exhibit	K Bank account information for SCR
Exhibit	L List of debts to SCR
4.	REPRESENTATIONS AND WARRANTIES OF SCR SHAREHOLDER

The SCR Shareholder represents and warrant to KET as of the date hereof as follows:

4.1	Ownership; The SCR Shareholder are the sole record and beneficial owner of the Shares. The SCR Shareholder have good and marketable title to the Shares and the absolute right to deliver the Shares in accordance with the terms of this Agreement, free and clear of all Liens. The transfer of the Shares to KET in accordance with the terms of this Agreement transfers good and marketable title to the Shares to KET free and clear of all liens, restrictions, rights, options and claims of every kind.

4.2	No Other Representations or Warranties. Except as set forth above in this Section, no other representations or warranties of any kind, express or implied, are made in this Agreement by SCR Shareholders to KET.

5.	MISCELLANEOUS
5.1	Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and shall not be limited or affected by any investigation by or on behalf of any party hereto.

5.2.	Further Assurances. Each of KET, and the Shareholder will use its, his or her, as the case may be, best efforts to take all action and to do all things necessary, proper or advisable on order to consummate and make effective the transactions contemplated by this Agreement.

5.3	Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents, exhibits and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements, and understandings and communications, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

5.4	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable principles of conflicts of law.

5.5	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document.

5.6	Amendment and Modification. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed themselves or by their respective duly authorized officers as of the date first written above.

Kleangas Energy Technologies Inc., By: /s/ Bo Linton Bo Linton CEO of KET	Lori Willis By: /s/ Lori Willis Lori Willis sole shareholder of SCR